News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	May 1, 2019
Contact	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the First Quarter Ended March 31, 2019

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the quarter ended March 31, 2019.

Operating Results for the Three Months Ended March 31, 2019

For the three months ended March 31, 2019, net income allocable to our common shareholders was $301.7 million or $1.73 per diluted common share, compared to $287.8 million or $1.65 per diluted common share in 2018 representing an increase of $13.9 million or $0.08 per diluted common share.  The increase is due primarily to (i) a $7.4 million increase in self-storage net operating income (described below), (ii) a $19.6 million increase due to the impact of foreign currency exchange gains and losses associated with our euro denominated debt and (iii) a reduction in general and administrative expense attributable primarily to $7.8 million in incremental share-based compensation expense in the three months ended March 31, 2018 for the planned retirement of our former CEO and CFO.  These increases were offset partially by (iv) our $10.9 million equity share of gains on sale of real estate recorded by PS Business Parks, Inc. in 2018 and (v) an $8.5 million allocation to our preferred shareholders associated with our preferred share redemption activities.

The $7.4 million increase in self-storage net operating income is a result of a $2.3 million increase in our Same Store Facilities (as defined below) and a $5.1 million increase in our Non Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 1.5% or $8.7 million in the three months ended March 31, 2019 as compared to 2018, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 3.9% or $6.3 million in the three months ended March 31, 2019 as compared to 2018, due primarily to increased property taxes and higher marketing expenses.  The increase in net operating income of $5.1 million for the Non Same Store Facilities is due primarily to the impact of facilities acquired in 2018 and 2019, and the fill up of recently developed and expanded facilities.

Funds from Operations

For the three months ended March 31, 2019, funds from operations (“FFO”) was $2.52 per diluted common share, as compared to $2.37 in 2018, representing an increase of 6.3%.  FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets.  A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, (iii) accelerations of accruals due to the retirement of our former CEO and CFO and (iv) certain other non-cash and/or nonrecurring income or expense items.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended March 31,
			Percentage
	2019	2018	Change

FFO per share	$2.52	$2.37	6.3%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange (gain) loss	(0.04)	0.07
Application of EITF D-42	0.05	-
Acceleration of share-based compensation expense
due to retirement of former CEO and CFO	-	0.04
Core FFO per share	$2.53	$2.48	2.0%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2017.  We review the operations of our Same Store Facilities, which excludes facilities whose operating trends are significantly affected by factors such as casualty events, as well as recently developed, expanded, or acquired facilities, to more effectively evaluate the ongoing performance of our self-storage portfolio in 2017, 2018 and 2019.  We believe the Same Store information is used by investors and REIT analysts in a similar manner.  The Same Store pool increased from 2,046 facilities at December 31, 2018 to 2,165 facilities at March 31, 2019. The following table summarizes the historical operating results of these 2,165 facilities (139.8 million net rentable square feet) that represent approximately 85% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2019.

Selected Operating Data for the Same
Store Facilities (2,165 facilities)
(unaudited):
Three Months Ended March 31,
			Percentage
2019		2018	Change

(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
Rental income	$562,630	$554,116	1.5%
Late charges and administrative fees	26,117	25,941	0.7%
Total revenues (a)	588,747	580,057	1.5%

Cost of operations:
Property taxes	65,353	62,226	5.0%
On-site property manager payroll	30,263	30,296	(0.1)%
Supervisory payroll	9,780	10,132	(3.5)%
Repairs and maintenance	10,613	9,962	6.5%
Snow removal	2,801	2,219	26.2%
Utilities	11,028	11,480	(3.9)%
Marketing	8,780	6,879	27.6%
Other direct property costs	16,439	15,836	3.8%
Allocated overhead	14,130	13,815	2.3%
Total cost of operations (a)	169,187	162,845	3.9%
Net operating income (b)	$419,560	$417,212	0.6%

Gross margin	71.3%	71.9%	(0.8)%

Weighted average for the period:
Square foot occupancy	92.5%	92.1%	0.4%
Realized annual rental income per (c):
Occupied square foot	$17.41	$17.21	1.2%
Available square foot (“REVPAF”)	$16.10	$15.86	1.5%
At March 31:
Square foot occupancy	92.1%	92.0%	0.1%
Annual contract rent per occupied
square foot (d)	$17.94	$17.71	1.3%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage NOI to net income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)

Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.   Contract rates are initially set in the lease agreement upon move-in and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2019	$588,747
2018	$580,057	$590,585	$607,598	$594,302	$2,372,542

Total cost of operations:
2019	$169,187
2018	$162,845	$159,631	$161,324	$130,477	$614,277

Property taxes:
2019	$65,353
2018	$62,226	$62,940	$62,750	$36,550	$224,466

Repairs and maintenance, including
snow removal expenses:
2019	$13,414
2018	$12,181	$12,139	$11,903	$12,475	$48,698

Marketing:
2019	$8,780
2018	$6,879	$8,115	$8,246	$9,205	$32,445

REVPAF:
2019	$16.10
2018	$15.86	$16.19	$16.62	$16.25	$16.23

Weighted average realized annual
rent per occupied square foot:
2019	$17.41
2018	$17.21	$17.25	$17.72	$17.57	$17.44

Weighted average occupancy levels
for the period:
2019	92.5%
2018	92.1%	93.8%	93.8%	92.5%	93.1%

Property Operations – Non Same Store Facilities

In addition to the 2,165 same-store facilities, we have 279 facilities that were not stabilized with respect to occupancies, revenues or cost of operations since January 1, 2017 or that we did not own as of January 1, 2017, including 71 facilities that were acquired from third parties, 74 newly developed facilities, 62 facilities that have been expanded or are targeted for expansion, and 72 facilities that are unstabilized due to the impact of casualties and other factors (collectively, the “Non Same Store Facilities”).  Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Self-Storage Operations” in our March 31, 2019 Form 10-Q.

Investing and Capital Activities

During the three months ended March 31, 2019, we acquired 12 self-storage facilities (nine in Virginia and one each in Florida, Georgia and Kentucky) with 0.8 million net rentable square feet for $81.3 million. Subsequent to March 31, 2019, we acquired or were under contract to acquire ten self-storage facilities (four in Florida, two in Virginia and one each in Arizona, Colorado, Michigan and Texas) with 0.7 million net rentable square feet for $116.4 million.

During the three months ended March 31, 2019, we opened four newly developed facilities and various expansion projects (1.6 million net rentable square feet – 1.3 million in Texas and 0.1 million each in California, Colorado and Florida) costing $133.5 million. At March 31, 2019, we had various facilities in development (1.2 million net rentable square feet) estimated to cost $194 million and various expansion projects (2.7 million net rentable square feet) estimated to cost $318 million.  Our aggregate 3.9 million net rentable square foot pipeline of development and expansion facilities includes 1.0 million in Florida, 0.8 million in Minnesota, 0.4 million in Washington, 0.3 million each in Colorado and North Carolina and 1.1 million in other states.  The remaining $299 million of development costs for these projects is expected to be incurred primarily in the next 18 months.

On February 22, 2019, we called our 6.375% Series Y Preferred Shares for redemption. The shares were redeemed on March 28, 2019 for $285 million.

On March 11, 2019, we issued our 5.60% Series H Preferred Shares for gross proceeds of $285 million.

On April 12, 2019, we completed a public offering of $500 million in aggregate principal amount of senior notes bearing interest at an annual rate of 3.385% maturing on May 1, 2029.

On April 19, 2019, we amended our $500 million revolving line of credit.  This amendment (i) extends the maturity date from March 31, 2020 to April 19, 2024, (ii) decreases the current effective borrowing spread over LIBOR from 0.850% to 0.70%, and (iii) decreases the current effective facility fee from 0.080% to 0.070%.  All other terms remain substantially the same.

Distributions Declared

On April 24, 2019, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 27, 2019 to shareholders of record as of June 12, 2019.

First Quarter Conference Call

A conference call is scheduled for May 2, 2019 at 10:00 a.m. (PDT) to discuss the first quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 1168559). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through May 16, 2019 by calling (800) 585-8367 (domestic), (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Event Calendar.” All forms of replay utilize conference ID number 1168559.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities.  At March 31, 2019, we had: (i) interests in 2,444 self-storage facilities located in 38 states with approximately 164 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR) which owned 231 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at March 31, 2019.    Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2019 and in our other filings with the SEC and the following: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing environmental, taxes, our tenant reinsurance business and labor, and risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to a potential November 2020 statewide ballot initiate (or other equivalent actions) that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our business, customer and employee relationships; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays in the development process; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Revenues:
Self-storage facilities	$650,408	$631,537
Ancillary operations	38,630	38,387
	689,038	669,924

Expenses:
Self-storage cost of operations	193,656	182,187
Ancillary cost of operations	10,545	10,640
Depreciation and amortization	121,941	117,979
General and administrative	19,503	31,520
Interest expense	8,143	8,107
	353,788	350,433

Other increase (decrease) to net income:
Interest and other income	6,965	5,544
Equity in earnings of unconsolidated real estate entities	17,672	30,795
Gain on sale of real estate	-	424
Foreign currency exchange gain (loss)	7,791	(11,818)
Net income	367,678	344,436
Allocation to noncontrolling interests	(1,157)	(1,439)
Net income allocable to Public Storage shareholders	366,521	342,997
Allocation of net income to:
Preferred shareholders – distributions	(55,012)	(54,081)
Preferred shareholders – redemptions	(8,533)	-
Restricted share units	(1,233)	(1,097)
Net income allocable to common shareholders	$301,743	$287,819

Per common share:
Net income per common share – Basic	$1.73	$1.66
Net income per common share – Diluted	$1.73	$1.65
Weighted average common shares – Basic	174,177	173,892
Weighted average common shares – Diluted	174,376	174,148

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	March 31, 2019	December 31, 2018
ASSETS	(Unaudited)

Cash and equivalents	$217,973	$361,218

Operating real estate facilities:
Land and buildings, at cost	15,537,360	15,296,844
Accumulated depreciation	(6,255,475)	(6,140,072)
	9,281,885	9,156,772
Construction in process	213,785	285,339
Investments in unconsolidated real estate entities	784,314	783,988
Goodwill and other intangible assets, net	210,459	209,856
Other assets	166,600	131,097
Total assets	$10,875,016	$10,928,270

LIABILITIES AND EQUITY

Senior unsecured notes	$1,377,403	$1,384,880
Mortgage notes	28,747	27,403
Accrued and other liabilities	374,245	371,259
Total liabilities	1,780,395	1,783,542

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 161,000 shares issued (in series) and outstanding,
(161,000 at December 31, 2018) at liquidation preference	4,025,000	4,025,000
Common Shares, $0.10 par value, 650,000,000 shares authorized,
174,215,292 shares issued and outstanding, (174,130,881 shares
at December 31, 2018)	17,422	17,413
Paid-in capital	5,708,699	5,718,485
Accumulated deficit	(615,329)	(577,360)
Accumulated other comprehensive loss	(65,971)	(64,060)
Total Public Storage shareholders’ equity	9,069,821	9,119,478
Noncontrolling interests	24,800	25,250
Total equity	9,094,621	9,144,728
Total liabilities and equity	$10,875,016	$10,928,270

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited – amounts in thousands except per share data)

	Three Months Ended
	March 31,
	2019	2018

Computation of FFO per Share:

Net income allocable to common shareholders	$301,743	$287,819
Eliminate items excluded from FFO:
Depreciation and amortization	121,941	117,979
Depreciation from unconsolidated real estate investments	17,514	19,315
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(1,198)	(918)
Gains on sale of real estate, including our equity share
from investments	-	(11,891)
FFO allocable to common shares (a)	$440,000	$412,304
Diluted weighted average common shares	174,376	174,148
FFO per share (a)	$2.52	$2.37

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$1.73	$1.65
Eliminate per share amounts excluded from FFO:
Depreciation and amortization allocable to
common shareholders	0.79	0.78
Gains on sale of real estate, including our equity share
from investments	-	(0.06)
FFO per share (a)	$2.52	$2.37

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$440,000	$412,304
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense (less than) in
excess of cash paid	(3,093)	5,909
Foreign currency exchange (gain) loss	(7,791)	11,818
Application of EITF D-42	8,533	-
Less: Capital expenditures to maintain real estate facilities	(30,205)	(24,344)

FAD (a)	$407,444	$405,687

Distributions paid to common shareholders and restricted
share units	$349,478	$349,011

Distribution payout ratio	85.8%	86.0%

Distributions per common share	$2.00	$2.00

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Net Income

(Unaudited – amounts in thousands)

	Three Months Ended
	March 31,
	2019	2018

Self-storage revenues for:
Same Store facilities	$588,747	$580,057
Acquired facilities	11,208	6,927
Newly developed and expanded facilities	34,390	28,267
Other non-same store facilities	16,063	16,286
Self-storage revenues	650,408	631,537

Self-storage cost of operations for:
Same Store facilities	169,187	162,845
Acquired facilities	4,611	2,529
Newly developed and expanded facilities	14,598	11,041
Other non-same store facilities	5,260	5,772
Self-storage cost of operations	193,656	182,187

Self-storage NOI for:
Same Store facilities	419,560	417,212
Acquired facilities	6,597	4,398
Newly developed and expanded facilities	19,792	17,226
Other non-same store facilities	10,803	10,514
Self-storage NOI (a)	456,752	449,350
Ancillary revenues	38,630	38,387
Ancillary cost of operations	(10,545)	(10,640)
Depreciation and amortization	(121,941)	(117,979)
General and administrative expense	(19,503)	(31,520)
Interest and other income	6,965	5,544
Interest expense	(8,143)	(8,107)
Equity in earnings of unconsolidated real estate entities	17,672	30,795
Gain on sale of real estate	-	424
Foreign currency exchange gain (loss)	7,791	(11,818)
Net income on our income statement	$367,678	$344,436

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.